Exhibit 8(b)
October 29, 2008
Merrill Lynch & Co., Inc.
4 World Financial Center
250 Vesey Street
New York, NY 10080 USA
Ladies and Gentlemen:
          We are acting as special counsel for Merrill Lynch & Co., Inc., a Delaware corporation (the “Company”), in connection with the merger (the “Merger”) of MER Merger Corp. (“Merger Sub”), a Delaware corporation and a direct, wholly owned subsidiary of Bank of America Corporation (“Parent”), a Delaware corporation, with and into the Company. The Merger will be consummated under the laws of the State of Delaware and in accordance with the terms of the Agreement and Plan of Merger, dated as of September 15, 2008, as amended (as so amended, the “Merger Agreement”), between Parent and the Company. In connection with the registration statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) being filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, with respect to the common and preferred shares of Parent to be issued to holders of shares of the common and preferred stock of the Company pursuant to the Merger, we are rendering our opinion concerning certain United States federal income tax consequences of the Merger.
          For purposes of our opinion, we have reviewed the Merger Agreement, including the Exhibits thereto, the Joint Proxy Statement — Prospectus constituting part of the Registration Statement (as amended through the date hereof, the “Joint Proxy Statement/Prospectus”), and such other documents and corporate records as we have deemed necessary or appropriate. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement (and that no transaction or condition discussed therein and affecting this opinion will be waived by any party), the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the effective time of the Merger, and the parties have complied with, and, if applicable, will continue to comply with the covenants and agreements contained in the Merger Agreement. We have further assumed that the statements as to factual matters contained in the Joint Proxy Statement/Prospectus are true, correct and complete, and will continue to be true, correct and complete through the effective time of the Merger.
          In addition, we have relied on the factual representations made by Parent in the Parent Tax Representation Letter and the Company in the Company Tax Representation Letter (collectively, the “Representation Letters”) delivered to us for purposes of this opinion, which Representation Letters will be delivered to us again in substantially the same form immediately prior to the effective time of the Merger in connection with the opinion to be issued by us pursuant to Section 7.3(c) of the Merger Agreement, and we have assumed that the factual representations made in the Representation Letters are true, correct and complete as of the date hereof, and will continue to be true, correct and complete through the effective time of the Merger and, with respect to any representations and warranties in any of the foregoing that are made “to the knowledge of” or “based on the belief of” Parent, the Company, or any other person or are similarly qualified, we have assumed that such representations and warranties are accurate, in each case, without such qualification. We have also assumed that Parent and Company will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. Finally, for purposes of our opinion that the Merger will be treated as a reorganization, we have assumed that Company will not issue preferred stock to the United States Department of the Treasury pursuant to the Capital Purchase Program. If any of our assumptions described above are untrue in any material respect for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement, our opinion expressed below may be adversely affected and may not be relied upon.
          Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; provided, however, that if Company issues preferred stock to the United States Department of the Treasury pursuant to the Capital Purchase Program, the Merger will not qualify as a reorganization within the meaning of Section 368(a) of the Code and in such case gain or loss generally will be recognized by a holder exchanging Company stock for Parent stock pursuant to the Merger.
          No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the Merger under state, local or non-United States laws and the reasonableness of the assumptions and accuracy of the factual representations relied upon by us in rendering the opinion described herein. Furthermore, our opinion is based upon current United States federal income tax law and administrative practice and, if there is any subsequent change in such law or practice or in the facts and circumstances surrounding the Merger or in the accuracy of the statements, facts, assumptions or representations upon which we have relied, the opinion expressed herein may become inapplicable. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.
          We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us therein. In giving such consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,
/s/ Shearman & Sterling LLP